As filed with the Securities and Exchange Commission on December 23, 2024

Registration No. 333-264056

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO

FORM F-1 on FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Allego N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Westervoortsedijk 73 KB 6927 AV

Arnhem, the Netherlands

+31 (0) 88 033 3033

(Address and telephone number of Registrant’s principal executive offices)

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

(800) 677-3394

(Name, address and telephone number of agent for service)

With copies to:

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, NY 10153

(212) 310-8000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE - DEREGISTRATION OF UNSOLD SECURITIES

Allego N.V., a public limited liability company (naamloze vennootschap) (the “Company”), governed by the laws of the Netherlands, is filing this Post-Effective Amendment No. 3 (the “Amendment”) to the Form F-1 Registration Statement on Form F-3 (No. 333-264056) (the “Registration Statement”) to terminate all offerings and deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statement, last filed with the Securities and Exchange Commission (the “SEC”) on May 30, 2023 and declared effective by the SEC on June 8, 2023, previously registering (i) the issuance by the Company of up to 13,799,948 of its ordinary shares, with a nominal value of € 0.12 per share (“Ordinary Shares”), upon the exercise, from time to time, of up to 13,799,948 warrants to purchase Ordinary Shares and (ii) the offer and resale, from time to time, by the selling securityholders named in the Registration Statement, or their permitted transferees, of up to 63,556,529 Ordinary Shares.

On August 12, 2024, the New York Stock Exchange filed a Form 25 with the SEC for removal of the Ordinary Shares from listing and registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which became effective on November 11, 2024. The Company intends to file a Form 15 to terminate the Company’s registration under Section 12(g) of the Exchange Act and suspend the Company’s duty to file reports under Sections 13 and 15(d) of the Exchange Act. Consequently, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with the undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered which remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. After giving effect to this Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 3 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of the Hague, the Netherlands, on December 23, 2024.

ALLEGO N.V.

By:	/s/ Mathieu Bonnet
Name: Mathieu Bonnet
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Allego N.V., has signed this Post-Effective Amendment No. 3 to this Registration Statement in the city of New York, United States, on December 23, 2024.

By:	/s/ Benjamin Goldberg
Name: Benjamin Goldberg
Title: Authorized Representative in the United States